EXHIBIT 5.1

                                 BRYAN CAVE LLP
                           700 Thirteenth Street, N.W.
                           Washington, D.C. 20005-3960
                                 (202) 508-6000
                            Facsimile: (202) 508-6200


                                January 14, 1997


HEARx Ltd.
1250 Northpoint Parkway
West Palm Beach, Florida 33407

Ladies and Gentlemen:

     We have acted as counsel to HEARx Ltd. (the "Company") in connection with the registration by the Company of 4,323,699 shares of the Company's common stock, par value $.10 per share (the "Shares"), issued or to be issued by the Company. Certain of the Shares have been issued by the Company upon the exercise of warrants, certain of the Shares are issuable upon the exercise of other warrants or options, and certain of the Shares were issued by the Company as compensation for certain services.

     In connection herewith we have examined and relied as to matters of fact upon such certificates of public officials, such certificates of officers of the Company and originals or copies certified to our satisfaction of the Certificate of Incorporation and Bylaws of the Company (each amended through the date hereof), proceedings of the Board of Directors of the Company and other corporate records, documents, certificates and instruments as we have deemed necessary or appropriate in order to enable us to render the opinion expressed below.

     In rendering the following opinion, we have assumed the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatted copies, and we have relied as to matters of fact upon statements and certifications of officers of the Company. In addition, we have assumed that the certificates for the Shares conform to the specimen thereof examined by us and have been duly registered and countersigned by the Company's transfer agent, assumptions which we are not independently verifying by inspection.

     Based on the foregoing, we are of the opinion that the Shares have been duly and validly authorized, and are or, when issued upon exercise in accordance with the terms of the respective warrants or option agreements, fully paid and non-assessable.
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HEARx Ltd.
January 14, 1997
Page 2


     We hereby consent to the filing of this opinion as Exhibit 5.1 to the aforesaid Registration Statement on Form S-3 and to the use of our name under the caption "Legal Opinions" in the Prospectus filed as a part thereof.

                                        Very truly yours,

                                        /S/ Bryan Cave LLP

                                        Bryan Cave LLP